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                                                                      EXHIBIT 23





The Board of Directors
First Bancorporation of Ohio



        We consent to the incorporation by reference in the Registration Statement No. 33-47074 of First Bancorporation of Ohio of our report dated April 22, 1994, relating to the Statements of Net Assets Available for Plan Benefits at December 31, 1993 and 1992 and the Statements of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 1993 and for the period July 2, 1992 (inception) through December 31, 1992, which report appears in Amendment No. 1 to the annual report on Form 10-K of First Bancorporation of Ohio.



/s/ Coopers & Lybrand

Akron, Ohio
April 29, 1994